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                                                                           MEDIA
                                                                      Larry Haeg
                                                                    415-396-3070

                                                                        INVESTOR
                                                            Robert S. Strickland
                                                                    415-396-0523


Exhibit 99

                        WELLS FARGO & COMPANY AUTHORIZES
                    BUYBACK OF UP TO 82 MILLION COMMON SHARES

SAN FRANCISCO, September 28, 1999 -- Wells Fargo & Company's (NYSE: WFC) Board of Directors today authorized the Company to acquire, from time to time, up to 82 million shares of the Company's issued and outstanding common stock. This is about five percent of the Company's 1.7 billion shares of outstanding common stock.

These shares, to be purchased at market price, are part of the Company's systematic pattern of common stock repurchases to meet the periodic common stock issuance requirements for benefit plans and conversion of convertible securities, and for other Company purposes, including acquisitions accounted for as purchases and for managing the Company's capital position.

Wells Fargo & Company is a $205 billion diversified financial services company providing banking, insurance, investments, mortgage and consumer finance through almost 6,000 stores, the Internet and other distribution channels across North America, including all 50 states, and elsewhere internationally.

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